Exhibit (a)(5)(i)

WESTERN ASSET MIDDLE MARKET INCOME FUND INC.

ANNOUNCES FINAL RESULTS OF TENDER OFFER

Symbol: XWMFX

NEW YORK – (Business Wire) –January 8, 2020. Western Asset Middle Market Income Fund Inc. (XWMFX) announced today the final results of its issuer tender offer for up to 2.5% of the outstanding common stock (“Shares”) or 5,350 Shares of the Fund at a price equal to the Fund’s net asset value per Share on the day on which the tender offer expired. As described in the offer, the Fund reserved the right to purchase up to an additional 2% of the Fund’s outstanding Shares without amending or extending the offer (the “Additional Shares”). The Fund’s offer expired on January 6, 2020.

A total of 17,011 Shares were duly tendered and not withdrawn. Because the number of Shares tendered exceeds 7,490 Shares, which number includes Additional Shares accepted for purchase by the Fund, the tender offer is oversubscribed. Therefore, in accordance with the terms and conditions specified in the tender offer, the Fund will purchase Shares from all tendering stockholders on a pro rata basis, excluding any odd lot transactions and disregarding fractions. Accordingly, on a pro rata basis, approximately 44% of Shares for each stockholder who properly tendered Shares have been accepted for payment. The purchase price of properly tendered Shares is $712.56 per Share, equal to the per Share net asset value as of the close of the regular trading session of the New York Stock Exchange on January 6, 2020. The Fund expects to transmit payment to purchase the duly tendered and accepted Shares on or about January 8, 2020. Shares that were tendered but not accepted for payment and Shares that were not tendered will remain outstanding.

Any questions about the tender offer can be directed to Georgeson LLC, the information agent for the tender offer, at (866) 431-2110.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Western Asset Middle Market Income Fund Inc., a non-diversified closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, LLC, an affiliate of the investment manager.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Investor Contact: 1-888-777-0102

Legg Mason Investor Services, LLC is a subsidiary of Legg Mason, Inc.

© 2020 Legg Mason Investor Services, LLC. Member FINRA, SIPC